As filed with the Securities and Exchange Commission on June 7, 2001
                                         Registration No. 333-
---------------------------------------------------------------------
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                        FORM S-8
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933

                         LIBERTY PROPERTY TRUST
        (Exact name of Registrant as specified in its charter)

MARYLAND                                                      23-7768996
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization)                    Identification Number)

                  65 Valley Stream Parkway, Suite 100,
                      Malvern, Pennsylvania 19355
               (Address of principal executive offices)

                    2001 EMPLOYEE STOCK PURCHASE PLAN
                         (Full title of the plan)

                          James J. Bowes, Esquire
                       Secretary and General Counsel
                          Liberty Property Trust
           65 Valley Stream Parkway, Malvern, Pennsylvania 19355
                             (610) 648-1700
                   (Name, address and telephone number,
                 including area code, of Agent for Service)

                                Copies to:
                        Richard A. Silfen, Esquire
                        Morgan, Lewis & Bockius LLP
              1701 Market Street, Philadelphia, PA 19103-2921
                              (215) 963-5000

                     CALCULATION OF REGISTRATION FEE

======================================================================================================================
                               NUMBER OF          PROPOSED MAXIMUM          PROPOSED MAXIMUM            AMOUNT OF
  TITLE OF SECURITIES        SHARES TO BE          OFFERING PRICE               AGGREGATE             REGISTRATION
   TO BE REGISTERED            REGISTERED           PER SHARE(1)            OFFERING PRICE(1)             FEE(1)
----------------------------------------------------------------------------------------------------------------------
Common Shares of
Beneficial Interest,
$0.001 par value(2)             750,000(3)            $28.825                  $21,618,750               $5,405
=======================================================================================================================

(1)  Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low reported sale prices of the common shares of beneficial interest of Liberty Property Trust on the New York
Stock Exchange on May 30, 2001.
(2)  Includes rights to purchase Series A Junior Participating Preferred Shares of Liberty Property Trust.  No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the common shares.
(3)  Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

=======================================================================================================================


                                 PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, as filed by Liberty Property Trust (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement and made a part hereof:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

(b) The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

(c)  The Registrant's Current Report on Form 8-K filed with the
Commission on March 13, 2001;

(d) The description of the Registrant's common shares contained in the Registration Statement on Form 8-A of the Registrant registering the common shares under Section 12 of the Securities Exchange Act of 1934; and

(e) The description of the Registrant's preferred share purchase rights contained in the Registration Statement on Form 8-A of the Registrant registering the preferred shares purchase rights under
Section 12 of the Securities Exchange Act of 1934.

All reports and other documents hereafter filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference from the date of filing of such documents. Any statement contained in a document, incorporated, or deemed to be, by reference herein or contained in this registration statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.



Item 6.  Indemnification of Directors and Officers.

Under Section 8-301(15) and 2-418 of the Maryland General Corporation Law, as amended, the Trust has the power to indemnify trustees and officers under certain prescribed circumstances (including when authorized by a majority vote of a quorum of disinterested trustees, by a majority vote of a committee of two or more disinterested trustees, by independent legal counsel, or by shareholders) and, subject to certain limitations (including, unless otherwise determined by the proper court, when such trustee or officer is adjudged liable to the Trust), against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a trustee or officer of the Trust if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions including when such trustee or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Trust's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article XII of the Trust's Bylaws provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust against expenses (including legal fees) reasonably incurred by any of them in connection with the successful defense of a proceeding to which such person was made a party by reason of such status, whether the success of such defense was on the merits or otherwise, to the maximum extent permitted by law. The trustees, officers and shareholders of the Trust also have the right, in certain circumstances, to be paid in advance for expenses incurred in connection with any such proceedings.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a list of exhibits filed as part of this Registration
Statement.

Exhibit
Number              Document
-------             ---------------------------------------------------
4	              Liberty Property Trust Amended and Restated Share
                    Incentive Plan (Incorporated by reference to
                    Appendix II to the Registrant's Definitive Proxy
                    Statement and Notice of Annual Meeting for the
                    Annual Meeting of Shareholders for 2001, filed with
                    the Commission on April 5, 2001.)
*5	              Opinion of Saul Ewing LLP
*23.1	              Consent of Ernst & Young LLP
23.2	              Consent of Saul Ewing LLP (included in Exhibit 5)
24	              Power of Attorney (included in signature page)
-----------------
* Filed herewith



Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                               SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, Commonwealth of Pennsylvania on this 7th day of June, 2001.

                              LIBERTY PROPERTY TRUST


                              By: /s/ Willard G. Rouse, III
                                 ----------------------------------
                                 Willard G. Rouse III
                                 President and Chief Executive Officer



	KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Willard G. Rouse III and George J. Alburger, Jr., his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments to the Registration Statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                        Notice to Signatories

The purpose of this Power of Attorney is to give Willard G. Rouse III and George J. Alburger, Jr. (each, an "Agent" and, together, the
"Agents") the power to execute certain documents related to this registration statement on your behalf.

This Power of Attorney does not impose a duty on the Agents to exercise granted powers, but when powers are exercised, they must use due care to act for your benefit and in accordance with this Power of Attorney.

Agents may exercise the powers given here beginning on the date you execute this registration statement and continuing for the period during which this registration statement is effective, even after you become incapacitated, unless you expressly limit the duration of these powers or you revoke these powers or a court acting on your behalf terminates the Agents' authority. A court can take away the powers of the Agents if it finds the Agents are not acting properly.

The powers and duties of an agent under a power of attorney are explained more fully in 20 Pa. C.S. Ch. 56.

	If there is anything about this form that you do not understand, you should ask a lawyer of your own choosing to explain it to you.

By signing below, you are attesting that you have read or had explained to you the above Notice and that you understand its contents.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                              Chairman of the Board
                              of Trustees, Chief Executive
                              Officer and President
/s/ WILLARD G. ROUSE III      (Principal Executive Officer)   June 7, 2001
---------------------------
Willard G. Rouse III

                              Executive Vice President and
                              Chief Financial Officer
                              (Principal Financial and
/s/ GEORGE J. ALBURGER, JR.   Accounting Officer)             June 7, 2001
---------------------------
George J. Alburger, Jr.

/s/ JOSEPH P. DENNY           Trustee                         June 7, 2001
---------------------------
Joseph P. Denny

/s/ M. LEANNE LACHMAN         Trustee                         June 7, 2001
---------------------------
M. Leanne Lachman

/s/ FREDERICK F. BUCHHOLZ     Trustee                         June 7, 2001
---------------------------
Frederick F. Buchholz

/s/ J. ANTHONY HAYDEN         Trustee                         June 7, 2001
---------------------------
J. Anthony Hayden

/s/ DAVID L. LINGERFELT       Trustee                         June 7, 2001
---------------------------
David L. Lingerfelt

/s/ JOHN A. MILLER, CLU       Trustee                         June 7, 2001
---------------------------
John A. Miller, CLU

/s/ STEPHEN B. SIEGEL         Trustee                         June 7, 2001
---------------------------
Stephen B. Siegel

/s/ THOMAS C. DELOACH, JR.    Trustee                         June 7, 2001
---------------------------
Thomas C. DeLoach, Jr.



LIBERTY PROPERTY TRUST

INDEX TO EXHIBITS

Exhibit
Number              Document
-------             ---------------------------------------------------
4	              Liberty Property Trust Amended and Restated Share
                    Incentive Plan (Incorporated by reference to
                    Appendix II to the Registrant's Definitive Proxy
                    Statement and Notice of Annual Meeting for the
                    Annual Meeting of Shareholders for 2001, filed with
                    the Commission on April 5, 2001.)
*5	              Opinion of Saul Ewing LLP
*23.1	              Consent of Ernst & Young LLP
23.2	              Consent of Saul Ewing LLP (included in Exhibit 5)
24	              Power of Attorney (included in signature page)
-----------------
* Filed herewith



                                                              Exhibit 5
                              SAUL EWING LLP
                             ATTORNEYS AT LAW

								June 7, 2001

Liberty Property Trust
65 Valley Stream Parkway
Malvern, Pennsylvania 19355

Re:	Registration Statement on Form S-8
      2001 Employee Stock Purchase Plan

Ladies and Gentlemen:

We are issuing this opinion in connection with the registration by Liberty Property Trust, a Maryland real estate investment trust (the "Company"), pursuant to a registration statement on Form S-8 (the "S-8 Registration Statement") filed under the Securities Act of 1933, as amended (the "Act"), of 750,000 common shares of beneficial interest, $0.001 par value, of the Company (the "Common Shares") that may be issued under the Company's 2001 Employee Stock Purchase Plan, as amended (the "Plan").

In connection with our representation of the Company and as a basis for the opinions hereinafter set forth, we have examined originals or photostatic copies of the following documents (hereinafter collectively referred to as the "Documents"):

a. The S-8 Registration Statement to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Act;

b. The Amended and Restated Declaration of Trust of the Company recorded by Maryland State Department of Assessments and Taxation
("SDAT") on May 29, 1997 (the "Declaration of Trust");

c. Articles Supplementary of the Company recorded on August 7, 1997; Articles Supplementary of the Company recorded on December 23, 1997; and Articles Supplementary of the Company recorded on July 28, 1999 (collectively, the "Articles Supplementary");

d.  The Bylaws of the Company;

e. Resolutions adopted by the Board of Trustees of the Company on February 7, 2001;

f. A good standing certificate for the Company from SDAT dated June 4, 2001;

g.  The Plan;

h. The Rights Agreement, dated as of December 17, 1997, by and between the Company and Bank Boston, NA, as Rights Agent; and

i. Such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.

In expressing the opinions set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

     1. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms except as limited (a) by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors' rights or (b) by general equitable principles;

     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized and legally competent to do so;

     3. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete;

     4. The consideration to be received for the issuance and sale of the Common Shares (including the associated Rights) as contemplated by the S-8 Registration Statement is not less than the par value per share; and

     5. The aggregate number of shares of the Company which would be outstanding after the issuance of the Common Shares and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other Company securities, does not exceed the number of then-authorized shares of the Company.

On the basis of the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

The Common Shares have been duly and validly authorized and, when the Common Shares have been issued, sold and delivered in the manner and for the consideration contemplated by the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.



We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

                                  Very truly yours,

                                  /s/ SAUL EWING, LLP

                                  SAUL EWING, LLP


                                                          Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Liberty Property Trust 2001 Employee Stock Purchase Plan of our report dated February 5, 2001, except for Note 12 as to which the date is March 14, 2001, with respect to the consolidated financial statements and schedule of Liberty Property Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP


Philadelphia, Pennsylvania
June 1, 2001



	S-12
1-PH/1328725.2